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As filed with the Securities and Exchange Commission on August 15, 2003

Registration Statement No. 333-59675

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

MEDWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1493458 (I.R.S. Employer Identification No.)

435 Newbury Street, Suite 206
Danvers, Massachusetts 01923
(Address of Principal Executive Offices)
Medwave, Inc. Amended and Restated Stock Option Plan
(Full title of the Plan)

Timothy J. O'Malley
Chief Executive Officer and President
Medwave, Inc.
435 Newbury Street, Suite 206
Danvers, Massachusetts 01923
(978) 762-8999
 (Name, Address and Telephone Number Including Area Code, of Agent for Service)

copy to:
 Raymond C. Zemlin, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in the requirements of Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement on Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Effective August 1, 2003, Medwave, Inc., a Minnesota corporation and the original registrant under this Registration Statement, reincorporated as a Delaware Corporation by merging into Medwave Inc., a Delaware corporation. All references to "we," "us" or "Company" in this registration statement refer collectively to Medwave, Inc., a Delaware corporation and its predecessor, Medwave, Inc., a Minnesota corporation. This Amendment to the Registration Statement is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended, in order to effectuate the adoption of the Registration Statement by Medwave, Inc., a Delaware corporation as the successor issuer to Medwave, Inc., a Minnesota corporation, to the extent applicable. The Registration Statement shall hereafter be deemed to relate to that number of shares of the Company's Common Stock, par value $0.01 per share, to which this Registration Statement originally related.

        We incorporate by reference the specific documents listed below:

  1.
  The Company's most recent Annual Report on Form 10-K filed on July 25, 2003.

  2.
  The Company's current reports on Form 8-K filed on May 21, 2003, May 27, 2003 and May 30, 2003.

  3.
  The description of Medwave common stock which is contained in our Registration Statement of Form 8-A filed on August 4, 2003.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VIII of the Company's Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article V of the Company's Bylaws provides for indemnification by the Company of its directors and officers and in the discretion of the Board of Directors, non-officer employees against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

4.1
Certificate of Incorporation (1)

4.3
Bylaws (1)

4.4
Medwave, Inc. Amended and Restated Stock Option Plan (2)

5.1
Opinion of Counsel (2)

23.1
Consent of Ernst & Young LLP

23.2
Consent of BDO Seidman LLP

23.3
Consent of Counsel (included in Exhibit 5.1)

24.1
Power of attorney from directors (included on the signature page hereto)

(1)
Previously filed as an Exhibit to the Company's Registration Statement on Form S-3 (SEC File No. 333-65010), filed with the Commission on August 15, 2003.

(2)
Previously filed.

Item 9. Undertakings

        (a) The undersigned Company hereby undertakes:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Post-Effective Amendment No. 1 on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danvers, Massachusetts, on June 30, 2003.

MEDWAVE, INC.
By:	/s/ TIMOTHY J. O'MALLEY Timothy J. O'Malley Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints William D. Corneliuson and Timothy J. O'Malley and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her or his substitute may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ TIMOTHY J. O'MALLEY Timothy J. O'Malley	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Accounting Officer)	June 30, 2003
/s/ NORMAN DANN Norman Dann	Director	June 30, 2003
/s/ WILLIAM D. CORNELIUSON William D. Corneliuson	Director	June 30, 2003
/s/ FRANK A. KATAROW Frank A. Katarow	Director	June 30, 2003
/s/ JOHN L. MICLOT John L. Miclot	Director	June 30, 2003

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation (1)
4.3	Bylaws (1)
4.4	Medwave, Inc. Amended and Restated Stock Option Plan (2)
5.1	Opinion of Counsel (2)
23.1	Consent of Ernst & Young LLP
23.2	Consent of BDO Seidman LLP
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of attorney from directors (included on the signature page hereto)

(1)
Previously filed as an Exhibit to the Company's Registration Statement on Form S-3 (SEC File No. 333-65010), filed with the Commission on August 15, 2003.

(2)
Previously filed.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX